UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10 /A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDICURE INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English (if applicable))

Canada
(Province or other jurisdiction of incorporation or organization)

2836
(Primary Standard Industrial Classification Code Number (if applicable))

Not Applicable
(I.R.S. Employer Identification Number (if applicable))

4 – 1200 Waverley Street
Winnipeg, Manitoba
Canada R3T 0P4
Telephone: (204) 487-7412
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company
1090 Vermont Avenue N.W.
Washington, D.C. 20005
Telephone: (800) 927-9800
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copy to:
Herb Ono	Geofrey Myers	Derek G. Reimer
Lang Michener LLP	Lang Michener LLP	Medicure Inc.
1500 – 1055 West Georgia Street	2500 – 181 Bay Street	4 – 1200 Waverley Street
Vancouver, British Columbia	Toronto, Ontario	Winnipeg, Manitoba
Canada V6E 4N7	Canada M5J 2T7	Canada R3T 0P4
(604) 689-9111	(416) 360-8600	(888) 435-2220

Approximate date of commencement of proposed sale of the securities to the public from time to time after the effective date of this Registration Statement.

Province of Manitoba, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	[X]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[ ]	at some future date (check appropriate box below)

1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[ ]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Base Shelf Prospectus

This short form prospectus is referred to as a short form base shelf prospectus and has been filed under legislation in the Provinces of Manitoba and Ontario that permits certain information about these securities to be determined after this short form prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Derek G. Reimer, Corporate Secretary of Medicure Inc. at 4-1200 Waverley Street, Winnipeg, Manitoba R3T 0P4 (telephone: (204) 487-7412), and are also available electronically at www.sedar.com.

Final Short Form Prospectus dated January 5, 2007

Secondary Offering
MEDICURE INC.

23,907,652 Common Shares

                   An aggregate of 19,923,044 common shares (the “Shares”) of Medicure Inc. and 3,984,608 common share purchase warrants, each warrant entitling the holder to purchase one common share of Medicure Inc. at a price of US$1.70 (the “Warrants”), were issued and sold on a private placement basis to the Selling Shareholders (as defined below) on December 22, 2006 and December 28, 2006 at an issue price of US$1.30 for each unit composed of one share and one fifth Warrant (the “Private Placement”). This short form prospectus may be used by the selling shareholders identified under the section entitled “Selling Shareholders” below (the “Selling Shareholders”) in connection with offers to resell in the United States, Ontario and Manitoba the Shares, the common shares of Medicure Inc. issuable upon the exercise of the Warrants (the “Warrant Shares”) and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event (together with the Shares and the Warrant Shares, the “Common Shares”) through December 22, 2011, the fifth anniversary of the closing date of the Private Placement. We have agreed in a registration rights agreement between the Selling Shareholders and us to bear all fees and expenses in connection with the registration and sale of the Common Shares by the Selling Shareholders. See “Plan of Distribution”.

                    Our common shares currently trade under the symbol “MPH” on the Toronto Stock Exchange (“TSX”) and under the symbol “MCU” on the American Stock Exchange (“AMEX”). The last reported sale prices of our common shares on the TSX and the AMEX on January 4, 2007 were CDN$1.38 and US$1.17 per share, respectively.

Investing in our common shares involves risks. Please carefully consider the “Risk Factors” section beginning on page 5 of this short form prospectus.

                   It is not possible at the present time to determine the price to the public in any sale of the Common Shares by the Selling Shareholders as the Common Shares may be offered in negotiated transactions or otherwise, at varying prices determined at the time of the sale or at negotiated prices. In addition, the Common Shares may be offered from time to time through ordinary brokerage transactions on the TSX or the AMEX. See “Plan of Distribution”.

          We will not receive any of the proceeds from the resale of the Common Shares by any of the Selling Shareholders. We will, however, receive the proceeds from any exercise of the Warrants.

          All of the Selling Shareholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although each of the Selling Shareholders has appointed or will appoint Medicure Inc. at 4-1200 Waverley Street, Winnipeg, Manitoba R3T 0P4, and Lang Michener LLP at Suite 2500, 181 Bay Street Toronto, Ontario M5J 2T7, as its agents for service of process in the Provinces of Manitoba and Ontario, respectively, it may not be possible for investors to collect from the Selling Shareholders judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

          No underwriter, as defined under Canadian securities legislation, has been involved in the preparation of this short form prospectus or performed any review of the contents of this short form prospectus.

          This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country, Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

          Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

          The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that Medicure Inc. is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that all or substantial portion of the assets of Medicure Inc. and said persons may be located outside the United States.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          Only the information contained or incorporated by reference in this short form prospectus should be relied upon. We have not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Common Shares may not be offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information appearing in this short form prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

          Some of the information concerning economic and industry trends is based upon or derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. However, we cannot guarantee the accuracy of such information and have not independently verified the assumptions upon which projections of future trends are based.

          The use of the term “significant” or “significantly” when describing clinical and preclinical results in this short form prospectus refers to “statistical significance”, where there is a 5% probability or less that the result happened by random chance.

          In this short form prospectus, unless stated otherwise, “Medicure”, the “Corporation”, “we”, “us”, and “our” refer to Medicure Inc. and its wholly-owned subsidiaries, Medicure International Inc., Medicure Pharma Inc. and Medicure Europe Limited.

TRADEMARKS

          AGGRASTAT® is a registered trademark of Medicure.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          We caution readers that certain important factors (including, without limitation, those set forth in this short form prospectus or in documents incorporated or deemed to be incorporated by reference herein) may affect our actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this short form prospectus or in documents incorporated or deemed to be incorporated by reference herein, or that are otherwise made by us or on our behalf. For this purpose, any statements contained in this short form prospectus or in documents incorporated or deemed to be incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “except,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” or the negative or other variations of comparable terminology, are intended to identify forward-looking statements.

          Specifically, this short form prospectus and the documents incorporated by reference in this short form prospectus contain forward-looking statements regarding:

  our intention to focus on the discovery and development of pharmaceuticals;
  our intention to license the sale and distribution of any products we may commercialize to larger, international pharmaceutical companies;
  our plan to move forward with a pivotal Phase III clinical development program for MC-1;
  our plan to move forward with a clinical development program for MC-4232;
  our intention to build a pipeline of pre-clinical products over the next several years, including our drug product candidates currently at the discovery, preclinical and Phase I stages of development;
  our evaluation of other cardiovascular and cerebrovascular drug candidates for potential license with the objective of further broadening our product and patent portfolio; and
  our licensing and research collaboration discussions, from time to time, with larger pharmaceutical firms and other biotechnology firms relating to the potential development and commercialization of our product candidates.

          Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the risk factors discussed in this short form prospectus. See “Risk Factors”.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements contained in this short form prospectus or in documents incorporated or deemed to be incorporated by reference herein after the date of this short form prospectus to conform such forward-looking statements to our actual results.

          As used herein, unless otherwise stated, the term “year” refers to fiscal year. Unless otherwise stated, the information contained herein is at December 28, 2006.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

          We are a Canadian corporation with our principal place of business in Canada. Some of our directors and officers and some of the experts named in this short form prospectus are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States Securities Act of 1933, as amended (the “Securities Act”). Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against us or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated upon the United States federal securities or any such state securities or “blue sky” laws.

RISK FACTORS

          Investing in our common shares involves risks. You should carefully consider the risks described below and the other information in this short form prospectus or incorporated by reference in this short form prospectus before investing in our common shares. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, with the result that the trading price of our common shares could decline and you could lose all or part of your investment.

Risks Relating to the Business

          Our business entails significant risks. In addition to the usual risks associated with a business, the following is a general description of certain significant risk factors which are applicable to us.

Prior to the acquisition of AGGRASTAT®, we had no products in commercial production or use. As such, we were considered to be a development-stage enterprise for accounting purposes prior to the acquisition. We expect to continue to incur substantial losses and may never achieve profitability, which in turn may harm our future operating performance and may cause the market price of our stock to decline.

          With the exception of AGGRASTAT®, our products are in the development stage and accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management.

          We have incurred net losses every year since inception in 1997. As of May 31, 2006, the date of our last audited financial statements, we had an accumulated deficit of CDN$46,127,566. As of August 31, 2006, the end of our most recent fiscal quarter, our unaudited financial statements reflect an accumulated deficit of CDN$49,373,246. We incurred net losses of CDN$12,607,074 for the year ended May 31, 2006, CDN$14,865,910 for the year ended May 31, 2005, CDN$5,989,086 for the year ended May 31, 2004, CDN$4,193,688 for the year ended May 31, 2003 and CDN$3,875,087 for the year ended May 31, 2002. As of August 31, 2006, the end of our most recent fiscal quarter, our unaudited financial statements reflected a net loss for the three months then ended of CDN$3,245,680.

          We anticipate that our losses will not only continue for the foreseeable future but will increase significantly, principally from expenditures relating to our research and development efforts and clinical trials. The long-term profitability of our operations is uncertain, and may never occur. Our long-term profitability will be directly related to our ability to develop a commercially viable drug product or products. This in turn depends on numerous factors, including the following:

a)	the success of our research and development activities, including our drug discovery, preclinical and clinical development programs;
b)	obtaining Canadian and United States regulatory approvals to market MC-1 and MC-4232, our lead products;
c)	the ability to contract for the manufacture of our products according to schedule and within budget, given that we have no experience in large scale manufacturing;
d)	the ability to successfully prosecute and defend our patents and other intellectual property; and
e)	the ability to successfully market the Corporation’s products including the Corporation’s launch of AGGRASTAT® Injection (tirofiban hydrochloride), given that it has no experience in marketing.

If we do achieve profitability, we may not be able to sustain or increase profitability in the future.

We may never receive regulatory approval in Canada, the United States or abroad for any of our products developed. Therefore, we may not be able to sell any therapeutic products developed.

          Our failure to obtain necessary regulatory approvals to fully market our current and future therapeutic products in one or more significant markets may adversely affect our business, financial condition and results of operations. The procedure involved in obtaining regulatory approval from the competent authorities to market therapeutic products is long and costly and may delay product development. The approval to market a product may be applicable to a limited extent only or it may be refused entirely.

          With the exception of AGGRASTAT®, all of our products are currently in the research and development stages. We may never have another commercially viable drug product approved for marketing. To obtain regulatory approvals for our products and to achieve commercial success, human clinical trials must demonstrate that the products are safe for human use and that they show efficacy. Even our most clinically advanced product, MC-1, only recently entered critical Phase III clinical trials. Unsatisfactory results obtained from a particular study or clinical trial relating to one or more of our products may cause the Corporation to reduce or abandon its commitment to that program.

          If we fail to successfully complete our clinical trials, we will not obtain approval from the Canadian Therapeutic Products Directorate, formerly the Canadian Health Protection Branch (“TPD”), or from the U.S. Food and Drug Administration (“FDA”), to market our leading product, MC-1 or our second clinical candidate, MC-4232. Regulatory approvals also may be subject to conditions that could limit the market for MC-1 or MC-4232 or make either product or both products more difficult or expensive to sell than anticipated. Also, regulatory approvals may be revoked at any time, including for failure to comply with regulatory requirements or poor performance of MC-1 or MC-4232 in terms of safety and effectiveness.

          Our business, financial condition and results of operations may be adversely affected if we fail to obtain regulatory approvals in Canada, the United States and abroad to market and sell MC-1 or MC-4232 or any current or future drug products, including any limitations imposed on the marketing of such products.

We may not be able to hire or retain the qualified scientific, technical and management personnel we require.

          We have a contract with CanAm Bioresearch Inc. (“CanAm”) and Clinical Development Research Institute Inc. (“CDRI”) to perform for us a significant amount of our research and development activities. Because of the specialized scientific nature of our business, the loss of services of CanAm may require us to attract and retain replacement qualified scientific, technical and management personnel.

Competition in the biotechnology industry for such personnel is intense and we may not be able to hire or retain a sufficient number of qualified personnel, which may compromise the pace and success of our research and development activities.

          Also, certain of our management personnel are officers and/or directors of other companies, some publicly-traded, and will only devote part of their time to us. We do not have key person insurance in effect in the event of a loss of any management, scientific or other key personnel. The loss of any such personnel could pose serious challenges for us.

We face substantial technological competition from many biotechnology companies with much greater resources, and we may not be able to effectively compete.

          Technological and scientific competition in the pharmaceutical and biotechnology industry is intense. We compete with other companies in Canada, the United States and abroad to develop products designed to treat similar conditions. Many of these other companies have substantially greater financial, technical and scientific research and development resources, manufacturing and production and sales and marketing capabilities than us. Small companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Developments by other companies may adversely affect the competitiveness of our products or technologies or the commitment of our research and marketing collaborators to our programs or even render our products obsolete.

          The pharmaceutical and biotechnology industry is characterized by extensive drug discovery and drug research efforts and rapid technological and scientific change. Competition can be expected to increase as technological advances are made and commercial applications for biopharmaceutical products increase. Our competitors may use different technologies or approaches to develop products similar to the products which we are developing, or may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available before or after we obtain approval of our products. We may not be able to successfully compete with our competitors or their products and, if we are unable to do so, our business, financial condition and results of operations may suffer.

We may be unable to establish collaborative and commercial relationships with third parties.

          Our success will depend partly on our ability to enter into and to maintain various arrangements with corporate partners, licensors, licensees and others for the research, development, clinical trials, manufacturing, marketing, sales and commercialization of our products. These relationships will be crucial to our intention to license to or contract with larger, international pharmaceutical companies the manufacturing, marketing, sales and distribution of any products we may commercialize for production. To date, we have not entered into any such arrangements and may never be able to establish such arrangements on favourable terms. There can be no assurance that any licensing or other agreements will be established on favourable terms, if at all. The failure to establish successful collaborative arrangements with respect to certain products may negatively impact our ability to develop and commercialize those products, and may adversely affect our business, financial condition and results of operations.

          We have licensed certain technologies relating to products under development and may enter into future licensing agreements. Our current licensing agreements contain provisions allowing the licensors to terminate such agreements if we become insolvent or breach the terms and conditions of the licensing agreements without rectifying such event of default in accordance with the agreement terms.

We may fail to obtain acceptable prices or appropriate reimbursement for our products and our ability to successfully commercialize our products may be impaired as a result.

          Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians, medical device companies, drug companies, medical supply companies, and companies, such as ours, that plan to offer various products in the United States and other countries in the future. Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of such products, related therapies and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products and related treatments and therapies eligible for Medicare or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare or the insurance companies decline to provide reimbursement for our products and related treatments, our ability to commercialize our products would be adversely affected. There can be no assurance that our products and related treatments will be eligible for reimbursement.

          There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payors are increasingly challenging the price of medical products and services.

          If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products and related treatments, they may forgo or reduce such use. Even if our products and related treatments are approved for reimbursement by Medicare and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on our business, financial condition, and results of operations.

          Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available.

Substantial cash payments may be required under the terms of our borrowings upon an event of default or change of control. Such cash payments may leave us with little or no working capital in our business or make us insolvent.

          In August 2006, we entered into a term loan financing facility totaling approximately US$15.84 million with a syndicate of lenders, led by Merrill Lynch Capital Canada Inc., and including Silicon Valley Bank and Oxford Finance Corporation (the “Credit Facility”). Under the Credit Facility, our lenders may require that all or a portion of the principal amount of the Credit Facility be repaid in cash upon the occurrence of various customary events of default (subject to certain cure periods), including but not limited to:

  the failure to pay principal, fees and/or interest due under the Credit Facility;

  the suspension of our common shares from trading on the TSX and AMEX;

  the issuance of any judgments or orders against us for the payment of money (not paid or fully covered by insurance) in an aggregate amount in excess of US$375,000;

  any material default under any indebtedness of ours in an aggregate principal amount exceeding US$375,000;

  any breach of any term of the credit and security agreement under which the Credit Facility was extended or in any other document delivered pursuant thereto;

  a default under any guarantee of the Credit Facility;

  an unpermitted payment by any obligor under the Credit Facility on account of any debt that has been subordinated to the Credit Facility;

  the occurrence of any fact, event or circumstance that could reasonably be expected to result in a material adverse effect; and

  actual or anticipated (such anticipation by the lenders to be based on their reasonable judgment based on information received from the Corporation) breach of certain financial covenants (including a requirement that a minimum additional working capital is required to be raised by the Corporation by February 28, 2007 through a collaborative partnership or equity issuance and that the Corporation achieve certain minimum net revenue targets from the sale of AGGRASTAT® as at March 31, 2007 and subsequently December 31 of each year during the term of the Credit Facility.

          Upon the occurrence and during the continuance of an event of default, the interest rate on the Credit Facility will be increased by 1.5% . The lenders under the Credit Facility may also require all or a portion of the Credit Facility be redeemed in cash upon a change of control. We have not established a sinking fund for payment of the Credit Facility, nor do we anticipate doing so.

Our substantial debt could impair our financial condition. We are highly leveraged and have substantial debt service obligations.

          As of August 31, 2006, we had approximately US$15.84 million of principal indebtedness outstanding under the Credit Facility that bears interest at a floating rate at one-month LIBOR plus 6.5% per annum. This substantial indebtedness could have important consequences for us. For example, it could:

  increase our vulnerability to general adverse economic and industry conditions;

  impair our ability to obtain additional financing in the future for working capital needs, capital expenditures or general corporate purposes;

  require us to dedicate a significant portion of our existing cash and proceeds from any future financing transactions to the payment of principal and interest on our debt, which would reduce the funds available for our operations;

  limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate; and

  place us at a competitive disadvantage compared to our competitors that have less debt.

Despite current indebtedness levels and the terms of the Credit Facility, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

          Despite current indebtedness levels and the terms of the Credit Facility, we may still be able to incur substantial additional indebtedness in the future. Under the Credit Facility, we are permitted to incur, among other types of indebtedness, indebtedness that is subordinate to the Credit Facility. If new debt is added to our current debt levels, the related risks that we now face could increase.

We do not have manufacturing or marketing experience and may never be able to successfully manufacture or market our products.

          We have no experience in large-scale manufacturing and in marketing or selling our products and may never be able to successfully manufacture and market our products. If the TPD or FDA approves MC-1, MC-4232 or any other of our products, we intend to contract with and rely on third parties to manufacture, market and sell our products. Accordingly, the quality, timing and ultimately the commercial success of such products may be outside our control. Failure of or delay by a third party manufacturer of our products to comply with good manufacturing practices or similar quality control regulations or satisfy regulatory inspections may have a material adverse effect on our future prospects. Failure of or delay by a third party in the marketing or selling of our products likewise may have a material adverse effect on our future prospects.

We have limited product liability insurance and may not be able to obtain adequate product liability insurance in the future.

          The sale and use of products under development by us, and the conduct of clinical studies involving human subjects, may entail product and professional liability risks, which are inherent in the testing, production, marketing and sale of new drugs to humans. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. Although we currently carry product liability insurance for clinical trials, there can be no assurance that we have sufficient coverage, or can in the future obtain sufficient coverage at a reasonable cost. An inability to obtain insurance on economically feasible terms or to otherwise protect against potential product liability claims could inhibit or prevent the commercialization of products developed by us. The obligation to pay any product liability claim or recall a product may have a material adverse effect on our business, financial condition and future prospects. In addition, even if a product liability claim is not successful, adverse publicity and the time and expense of defending such a claim may significantly interfere with our business.

If we are unable to successfully protect our proprietary rights, our competitive position will be adversely affected.

          Our success will depend partly on our ability to obtain and protect our patents and protect our proprietary rights in unpatented trade secrets.

          We own or jointly own 37 United States patents. We have additional pending United States patent applications. Our pending and any future patent applications may not be accepted by the United States Patent and Trademark Office or any other jurisdiction in which applications may be filed. Also, processes or products that may be developed by us in the future may not be patentable.

          The patent protection afforded to biotechnology and pharmaceutical companies is uncertain and involves many complex legal, scientific and factual questions. There is no clear law or policy involving the degree of protection afforded under patents. As a result, the scope of patents issued to us may not successfully prevent third parties from developing similar or competitive products. Competitors may develop similar or competitive products that do not conflict with our patents. Litigation may be commenced by us to prevent infringement of our patents. Litigation may also commence against us to challenge our patents that, if successful, may result in the narrowing or invalidating of such patents. It is not possible to predict how any patent litigation will affect our efforts to develop, manufacture or market our products. However, the cost of litigation to prevent infringement or uphold the validity of any patents issued to us may be significant, in which case our business, financial condition and results of operations may suffer. Patents provide protection for only a limited period of time, and much of such time can occur well before commercialization commences.

          Disclosure and use of our proprietary rights in unpatented trade secrets not otherwise protected by patents are generally controlled by written agreements. However, such agreements will not provide us with adequate protection if they are not honoured, others independently develop an equivalent technology, disputes arise concerning the ownership of intellectual property, or our trade secrets are disclosed improperly. To the extent that consultants or other research collaborators use intellectual property owned by others in their work with us, disputes may also arise as to the rights to related or resulting know-how or inventions.

Others could claim that we infringe on their proprietary rights, which may result in costly, complex and time consuming litigation.

          Our success will depend partly on our ability to operate without infringing upon the patents and other proprietary rights of third parties. We are not currently aware that any of our products or processes infringe the proprietary rights of third parties. However, despite our best efforts, we may be sued for infringing on the patent or other proprietary rights of third parties at any time in the future.

          Such litigation, with or without merit, is time-consuming and costly and may significantly impact our financial condition and results of operations, even if we prevail. If we do not prevail, we may be required to stop the infringing activity or enter into a royalty or licensing agreement, in addition to any damages we may have to pay. We may not be able to obtain such a license or the terms of the royalty or license may be burdensome for us, which may significantly impair our ability to market our products and adversely affect our business, financial condition and results of operations.

We are, and in the future may become, subject to additional stringent governmental regulations and if we are unable to comply with them, our business may be materially harmed.

          Biotechnology, medical device, and pharmaceutical companies operate in a high-risk regulatory environment. The TPD, FDA, and other health agencies can be very slow to approve a product and can also withhold product approvals. In addition, these health agencies also oversee many other medical product operations, such as research and development, manufacturing, and testing and safety regulation of medical products. As a result, regulatory risk is normally higher than in other industry sectors.

          We are or may become subject to various federal, provincial, state and local laws, regulations and recommendations. We are subject to various laws and regulations in Canada, relating to product emissions, use and disposal of hazardous or toxic chemicals or potentially hazardous substances, infectious disease agents and other materials, and laboratory and manufacturing practices used in connection with our research and development activities. If we fail to comply with these regulations, we may be fined or suffer other consequences that could materially affect our business, financial condition or results of operations.

          We are unable to predict the extent of future government regulations or industry standards. However, it should be assumed that government regulations or standards will increase in the future. New regulations or standards may result in increased costs, including costs for obtaining permits, delays or fines resulting from loss of permits or failure to comply with regulations.

Our products may not gain market acceptance, and as a result we may be unable to generate significant revenues.

          We do not currently have the required clinical data and results to successfully market our product candidates in any jurisdiction; future clinical or preclinical results may be negative or insufficient to allow us to successfully market any of our product candidates; and obtaining needed data and results may take longer than planned, and may not be obtained at all.

          Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors, including demonstration of clinical effectiveness and safety; the potential advantages of our products over alternative treatments; the availability of acceptable pricing and adequate third-party reimbursement; and the effectiveness of marketing and distribution methods for the products. Providers, payors or patients may not accept our products, even if they prove to be safe and effective and are approved for marketing by the TPD, the FDA and other regulatory authorities. We estimate that it may take up to three years or longer before our initial products may be sold commercially. If our products do not gain market acceptance among physicians, patients, and others in the medical community, our ability to generate significant revenues from our products would be limited.

We may not achieve our projected development goals in the time frames we announce and expect.

          We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing or marketing milestones necessary to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned, or that we will be able to adhere to our current schedule for the scale-up of manufacturing and launch of any of our products. If we fail to achieve one or more of these milestones as planned, that could materially affect our business, financial condition or results of operations and the price of our common shares could decline.

Our business involves the use of hazardous material, which requires us to comply with environmental regulations.

          Although we do not currently manufacture commercial quantities of our products, we produce limited quantities of such products for our clinical trials. Our research and development processes involve the controlled storage, use, and disposal of hazardous materials and hazardous biological materials. We are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. There can be no assurance that we will not be required to incur significant costs to comply with current or future environmental laws and regulations, or that our business, financial condition, and results of operations will not be materially or adversely affected by current or future environmental laws or regulations.

          Our insurance may not provide adequate coverage with respect to environmental matters.

Environmental regulation could have a material adverse effect on the results of our operations and our financial position.

          We are subject to a broad range of environmental regulations imposed by federal, state, provincial, and local governmental authorities. Such environmental regulation relates to, among other things, the handling and storage of hazardous materials, the disposal of waste, and the discharge of contaminants into the environment. Although we believe that we are in material compliance with applicable environmental regulation, as a result of the potential existence of unknown environmental issues and frequent changes to environmental regulation and the interpretation and enforcement thereof, there can be no assurance that compliance with environmental regulation or obligations imposed thereunder will not have a material adverse effect on us in the future.

We will need to raise additional capital through the sale of our securities, resulting in dilution to our existing shareholders. Such funds may not be available, adversely affecting our operations.

          We have limited financial resources and have financed our operations through the sale of securities, primarily common shares. We have significant on-going cash expenses and no ability to generate cash from operations. To meet our on-going cash needs we will need to continue our reliance on the sale of such securities for future financing, resulting in dilution to our existing shareholders. Our long-term capital requirements may be notably significant and will depend on many factors, including continued scientific progress in its product discovery and development program, progress in its pre-clinical and clinical evaluation of products and product candidates, time and expense associated with filing, prosecuting and enforcing our patent claims and costs associated with obtaining regulatory approvals. In order to meet such capital requirements, we will consider contract fees, collaborative research and development arrangements, public financing or additional private financing (including the issuance of additional equity securities) to fund all or a part of particular programs.

          Our business, financial condition and results of operations will depend on our ability to obtain additional financing which may not be available under favourable terms, if at all. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions as well as our business performance. If our capital resources are exhausted and adequate funds are not available, we may have to reduce substantially or eliminate expenditures for research and development, testing, production and marketing of its proposed products, or obtain funds through arrangements with corporate partners that require us to relinquish rights to certain of our technologies or products.

Future issuance of our common shares will result in dilution to our existing shareholders. Additionally, future sales of our common shares into the public market may lower the market price which may result in losses to our shareholders.

           As of December 31, 2006, we had 116,059,509 common shares issued and outstanding. A further 3,468,361 common shares are issuable upon exercise of outstanding stock options and another 6,706,860 common shares are issuable upon exercise of share purchase warrants, all of which may be exercised in the future resulting in dilution to our shareholders. Since August 31, 2006, the Corporation granted an additional 925,500 stock options pursuant to the stock option plan. Our stock option plan allows for the issuance of stock options to purchase up to a maximum of 7,200,000 common shares at any time. The common shares to be issued upon exercise of the outstanding options and warrants will be freely tradable and not subject to any hold period when issued.

          Sales of substantial amounts of our common shares into the public market, or even the perception by the market that such sales may occur, may lower the market price of our common shares.

Risks Relating to this Offering

Our common shares may experience extreme price and volume volatility which may result in losses to our shareholders.

           On January 4, 2007, our common shares closed at a price of CDN$1.38 on the TSX and US$1.17 on the AMEX. For the period from December 1, 2005 to November 30, 2006, the high and low trading prices of our common shares on the TSX were CDN$2.37 and CDN$0.82, respectively, with a total trading volume of 61,018,000 shares. For the period from December 1, 2005 to November 30, 2006, the high and low trading prices of our common shares on the AMEX were US$2.07 and US$1.16, respectively, with a total trading volume of 30,299,900.

          Daily trading volume on the TSX of our common shares for the period from December 1, 2005 to November 30, 2006 has fluctuated, with a high of 4,283,000 shares and a low of 24,300 shares, averaging approximately 242,135 shares. Daily trading volume on the AMEX in our common shares for the period from December 1, 2005 to November 30, 2006 has fluctuated with a high of 3,207,600 and a low of 3,800, averaging approximately 120,238. Accordingly, the trading price of our common shares may be subject to wide fluctuations in response to a variety of factors including announcement of material events by us such as the status of required regulatory approvals for our products, competition by new products or new innovations, fluctuations in our operating results, general and industry-specific economic conditions and developments pertaining to patent and proprietary rights. The trading price of our common shares may be subject to wide fluctuations in response to a variety of factors and/or announcements concerning such factors, including:

  actual or anticipated period-to-period fluctuations in financial results;

  litigation or threat of litigation;

  failure to achieve, or changes in, financial estimates by securities analysts;

  new or existing products or services or technological innovations by us or our competitors;

  comments or opinions by securities analysts or major shareholders;

  conditions or trends in the pharmaceutical, biotechnology and life science industries;

  significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  results of, and developments in, our research and development efforts, including results and adequacy of, and developments in, our clinical trials and applications for regulatory approval;

  additions or departures of key personnel;

  sales of our common shares, including by holders of the notes on conversion or repayment by us in common shares;

  economic and other external factors or disasters or crises;

  limited daily trading volume; and

  developments regarding our patents or other intellectual property or that of our competitors.

          In addition, the securities markets in the United States and Canada have recently experienced a high level of price and volume volatility, and the market price of securities of biotechnology companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. In addition, because of the limited public float, there may be limited liquidity for our common shares. It is expected that such fluctuations in price and limited liquidity will continue in the foreseeable future which may make it difficult for a shareholder to sell shares at a price equal to or above the price at which the shares were purchased.

There may not be an active, liquid market for our common shares.

          There is no guarantee that an active trading market for our common shares will be maintained on AMEX or the TSX. Investors may not be able to sell their shares quickly or at the latest market price if trading in our common shares is not active.

If there are substantial sales of our common shares, the market price of our common shares could decline.

          Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We may be unable to meet our obligations under the outstanding Credit Facility.

          As of August 31, 2006, we had approximately US$15.84 million of principal indebtedness outstanding under the Credit Facility, which bears interest at one-month LIBOR plus 6.5 percent per annum. The term of the Credit Facility is over 42 months, with interest due and payable at commencement of the loan payable on the first day of the month. Commencing in June 2007, principal is payable monthly on a straight-line amortization schedule over 33 consecutive monthly installments. There is no guarantee that we will be able to meet our obligations under the Credit Facility.

We have no history of paying dividends, do not intend to pay dividends in the foreseeable future and may never pay dividends.

          Since incorporation, we have not paid any cash or other dividends on our common shares and do not expect to pay such dividends in the foreseeable future as all available funds will be invested to finance the growth of our business. We will need to achieve profitability prior to any dividends being declared, which may never happen.

We are likely to be classified as a “passive foreign investment company” for United States income tax purposes, which could have significant and adverse tax consequences to United States holders of our common shares.

          We were a passive foreign investment company (“PFIC”) in the 2005 taxable year and we believe there is a significant likelihood that we will be classified as a PFIC in the 2006 taxable year and possibly in subsequent years. Our classification as a PFIC could have significant and adverse tax consequences for United States holders of our common shares. It may be possible for United States holders of our common shares to mitigate these consequences by making a so-called “qualified electing fund” election. (See “Certain Income Tax Consequences” below.)

We have adopted a shareholder rights plan.

     We have adopted a shareholder rights plan. The provisions of such plan could make it more difficult for a third party to acquire a majority of our outstanding common shares, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of our common shares.

THE CORPORATION

          We are a biotechnology drug discovery, research and development company focused on the development of drugs for cardiovascular (heart) diseases and cerebrovascular (stroke) diseases. We were incorporated by a Certificate of Incorporation issued pursuant to the provisions of The Corporations Act (Manitoba) on September 15, 1997. We were continued from Manitoba to Alberta by a Certificate of Continuance issued pursuant to the provisions of the Business Corporations Act (Alberta) on December 3, 1999. On December 22, 1999, we amalgamated with Lariat Capital Inc. pursuant to a Certificate of Amalgamation issued pursuant to the provisions of the Business Corporations Act (Alberta) under the name Medicure Inc. Lariat Capital Inc. was formed as a Junior Capital Pool company, as defined by, and under the rules of the Alberta Stock Exchange with the expressed intent of acquiring a project or company through a reverse take over. With the exception of this intent and the associated search for potential acquisitions, Lariat Capital Inc. had no substantial prior business activities. We were continued from Alberta to the federal jurisdiction by a Certificate of Continuance issued pursuant to the provisions of the

Canada Business Corporations Act on February 23, 2000.

          Our registered office is located at the 30th Floor, 360 Main Street, Winnipeg, Manitoba, Canada R3C 4G1 and our principal office is located at 4-1200 Waverley Street, Winnipeg, Manitoba, Canada, R3T 0P4.

RECENT DEVELOPMENTS

          Acquisition of AGGRASTAT®

          On August 9, 2006, we announced that we acquired the exclusive rights in the United States (“U.S.”) to AGGRASTAT® Injection (tirofiban hydrochloride) from MGI PHARMA, INC. for cash consideration of US$19 million plus the purchase of existing inventory. AGGRASTAT®, a glycoprotein IIb/IIIa inhibitor, is used for the treatment of acute coronary syndrome including unstable angina and non-Q-wave myocardian infarction.

          Developed by Merck & Co., Inc. (“Merck”), AGGRASTAT® was launched in the U.S. in 1998 and is currently available in 82 countries worldwide. Merck continues to market AGGRASTAT® outside the U.S., including Europe. Merck sold the U.S. rights to AGGRASTAT® to Guilford Pharmaceuticals Inc. in 2003, which was subsequently acquired by MGI PHARMA in 2005.

          Under the terms of the purchase agreement, the Corporation will make certain royalty payments to Merck based on net sales of AGGRASTAT® in the U.S, beginning in January 2007. The calculation of royalties is based on a sliding scale dependent on reaching certain net sales milestones and ranges between 5% to 20% of net sales as defined in the license agreement.

          To finance the acquisition, the Corporation entered into a senior secured term loan totaling US$15.84 million, repayable over 42 months, with a syndicate of lenders, led by Merrill Lynch Capital Canada Inc. and including Silicon Valley Bank and Oxford Finance Corporation. Interest is payable on the first day of each month at an interest rate of one-month LIBOR plus 6.5% per annum. Commencing in June 2007, principal is payable monthly on a straight-line amortization schedule over 33 consecutive monthly instalments.

          On October 11, 2006, we launched our sales and marketing organization in the U.S. to support AGGRASTAT®. The initial team of twenty individuals has extensive experience in acute cardiovascular medicine and hospital based sales and consists of medical science liaisons, national account managers, regional managers and cardiovascular hospital specialty sales representatives. The Corporation entered into an agreement with a third party to provide contract sales and marketing services for its U.S. operations.

          Duke and Montreal Heart to Lead MEND-CABG II Study

          On August 16, 2006, we announced that the Duke Clinical Research Institute (“DCRI”) and the Montreal Heart Institute (“MHI”) agreed to lead the Phase III coronary artery bypass graft (“CABG”) study with MC-1. The study, entitled MEND-CABG II will enroll up to 3,000 CABG patients from over 120 sites throughout North America and Europe. The principal investigators for MEND-CABG II will be Dr. Robert Harrington, Professor of Medicine, and Director of Cardiovascular Clinical Trials at DCRI and Dr. Michel Carrier, Director of Cardiovascular Surgery Program at MHI. Dr. Harrinton and Dr. Carrier are recognized worldwide for their leadership and expertise in cardiovascular clinical research, and we have benefited from their experience in the design of MEND CABG II. We announced the commencement of enrollment in MEND-CABG II in November 2006.

          Merck & Co., Inc Acquires Right of First Refusal

          In conjunction with the AGGRASTAT® acquisition, Merck acquired the non-North American right of first refusal on future product opportunities combining MC-1 with AGGRASTAT®.

          New Appointment to Board of Directors

          On July 13, 2006, we announced that Kishore Kapoor, CA joined our board of directors. Mr. Kapoor is presently a director of Manitoba Telecom Services Inc., a public company listed on the Toronto Stock Exchange. From November 2003 to June 2005, Mr. Kapoor was Executive Vice President Corporate Development of Loring Ward International Ltd., which was formed to hold the U.S. operations of Assante Coporation. As one of the founders of Assante Corporation, Mr. Kapoor was its Executive Vice President Corporate Development from March 1994 to November 2003. Prior to founding Assante Corporation, Mr. Kapoor was a tax partner with KPMG LLP. In his 14 years with KPMG LLP, he specialized in offering clients advice on tax, corporate finance, mergers and acquisitions, and development of corporate strategy in a wide range of industries, including those in the biotechnology sector.

          Two New Vice Presidents Added to Senior Mangement

          On August 14, 2006, we announced that Jan-Ake Westin was appointed as our Vice President of Clinical Development. Mr. Westin possesses extensive clinical trial management experience, including senior management positions with clinical research organizations i3 Research and Innovus Research Inc. Mr. Westin also has extensive pharmaceutical experience, including senior clinical research and director level roles with Astra Pharma Inc., Pharmacia & Upjohn Inc., and Pfizer/Pharmacia Corporation. Mr. Westin will lead Medicure’s MEND-CABG II team, while working closely with DCRI and MHI on the implementation of this Phase III study.

          On July 12, 2006, we announced that Charles Gluchowski, PhD., has been appointed as our Vice President of Research and Development. Dr. Gluchowski has held executive and senior scientific positions with several established and start-up life sciences companies including: Allergan, Inc., Synaptic Pharmaceutical Corp. (now part of Lundbeck), Ribogene, Inc., Questcor Pharmaceuticals, Inc., Ceretek, LLC, and most recently CTI Molecular Imaging (now part of Siemens).

          Special Protocol Assessment with the FDA for Phase III MEND-CABG II Study

          On December 12, 2006, we announced the completion of a Special Protocol Assessment (“SPA”) agreement with the FDA for the Phase III MEND-CABG II study. This single confirmatory Phase III study for registration will evaluate the cardioprotective effects of the Corporation’s FDA fast tracked product, MC-1, in approximately 3,000 patients undergoing coronary artery bypass graft surgery. The SPA provides official confirmation form the FDA that the Phase III protocol is appropriately designed to form the basis of a new drug application submission.

USE OF PROCEEDS

          The proceeds from the sale of the Common Shares offered pursuant to this short form prospectus are solely for the account of the Selling Shareholders. Accordingly, we will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. We will, however, receive the proceeds from any exercise of the Warrants.

SELLING SHAREHOLDERS

          We are registering the Common Shares covered by this short form prospectus on behalf of the Selling Shareholders named in the table below. On December 19, 2006 and December 22, 2006, we entered into securities purchase agreements with the Selling Shareholders, pursuant to which we sold an aggregate of 19,923,044 Shares and 3,984,608 Warrants in the Private Placement. The Private Placement was completed on December 22, 2006 and December 28, 2006. This short form prospectus covers the offer and sale by the Selling Shareholders of up to all of the 23,907,652 Common Shares issued to the Selling Shareholders pursuant to such securities purchase agreements (including the Warrant Shares issuable upon the exercise of the Warrants). We are registering the Common Shares to permit the Selling Shareholders to resell the Common Shares. The Selling Shareholders are not under any obligation to sell all or any portion of their Common Shares, nor are the Selling Shareholders obligated to sell any of their securities immediately after the date of this prospectus.

          The table below lists in the first column the Selling Shareholders. The second column lists the number of Common Shares being offered for sale by the Selling Shareholders under this prospectus, assuming the exercise of all Warrants. The third column lists the total number of common shares owned by each Selling Shareholder prior to this Offering, assuming the exercise of all Warrants. The fourth column assumes the sale of all of the Common Shares offered by the Selling Shareholders pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, the Selling Shareholders have sole voting and investment power with respect to the Common Shares. Except as otherwise disclosed below, the Selling Shareholders do not have, and have not within the past three years had, any position, office or other material relationship with us.

          Percentage of beneficial ownership is based on 120,157,450 of our common shares outstanding on December 21, 2006, giving effect to the sale of 23,907,652 Common Shares to the Selling Shareholders in the Private Placement (including the potential issuance of up to 3,984,608 Warrant Shares assuming full exercise of the Warrants).

Name of Selling Shareholder(1)	Number of Common Shares being offered(2)	Common Shares owned prior to this Offering(2)		Common Shares owned after this Offering(2)
		Number	Percent	Number	Percent
Optimum Small Cap Growth	444,084	444,084	0.37%	0	0%
Wanger US Smaller Companies	1,776,120	1,776,120	1.48%	0	0%
Wanger US Small Cap	4,428,360	4,428,360	3.69%	0	0%
Columbia Acorn USA	4,428,360	4,428,360	3.69%	0	0%
Federated Kaufmann Small Cap Fund, a Portfolio of Equity Funds	1,206,332	1,206,332	1.00%	0	0%
American Skandia Trust Federated Aggressive Growth Portfolio	639,822	639,822	0.53%	0	0%
Nite Capital LP	461,538	846,154	0.38%	384,616	0.32%
ProMed Partners, L.P.	304,632	304,632	0.25%	0	0%
ProMed Partners II, L.P.	14,442	14,442	0.01%	0	0%
ProMed Offshore Fund, Ltd.	50,166	50,166	0.04%	0	0%
ProMed Offshore Fund II, Ltd.	1,015,380	1,015,380	0.85%	0	0%
Rockmore Investment Master Fund Limited	461,538	461,538	0.38%	0	0%
Sigma Capital Associates, LLC(3)	1,200,000	1,400,000	1.17%	200,000	0.17%
WHI Growth Fund Q.P., L.P.	1,846,152	1846,152	1.54%	0	0%
Panacea Fund, LLC	461,544	561,544	0.47%	100,000	0.08%
Monsun AS	600,000	3,576,563 (4)	2.98% (4)	2,976,563 (4)	2.48% (4)
Lars H. Hoie	4,569,182	4,769,182	3.97%	200,000	0.17%

(1)

All shares indicated below are owned both of record and beneficially by the selling shareholder except for the shares held by Federated Kaufmann Small Cap Fund, American Skandia Trust Federated Aggressive Growth Portfolio and Lars H. Hoie which are owned beneficially only.

(2)

Although the Selling Shareholders have not expressed a specific intention as to the number of our Common Shares to be sold, the table shows the ownership that would result if all such Selling Shareholders’ Common Shares purchased under the Private Placement, including the Warrant Shares, were sold. Any common shares owned by the Selling Shareholders that are not registerable common shares pursuant to the Private Placement are not assumed to be sold.

(3)

With respect to 200,000 of our common shares beneficially owned by Sigma Capital Associates, LLC, Sigma Capital Management LLC maintains investment and voting power over such securities pursuant to an investment management agreement but disclaims beneficial ownership.

(4)	Includes 595,313 of our common shares issuable upon the exercise of warrants with an expiry date of May 9, 2011.

CONSOLIDATED CAPITALIZATION

          There have been no material changes to the share and loan capital of the issuer since August 31, 2006 other than the Private Placement.

		Outstanding as at	Outstanding as at
		August 31, 2006 before	August 31, 2006 after
	Outstanding as at	giving effect to the	giving effect to the
	May 31, 2006	Private Placement	Private Placement(1)
Capital	(audited)	(unaudited)	(unaudited)

Capital Stock	CDN$81,226,634	CDN$81,255,734	CDN$111,150,144
Contributed Surplus	2,070,670	2,243,165	2,243,165
Deficit	(46,127,566)	(49,373,246)	(49,373,246)
Total	CDN$37,169,738	CDN$34,125,653	CDN$64,020,063

Number of Common	96,046,465	96,136,465	116,059,509(2)
Shares

(1)

Before deducting expenses of the Private Placement and this short form prospectus, estimated at CDN$2.45 million and excluding 113,333 Common Shares issued since August 31, 2006 upon the exercise of stock options granted by us.

(2)	Excluding the potential issuance of 3,984,608 Warrant Shares.

DESCRIPTION OF COMMON SHARES

          We are authorized to issue an unlimited number of common shares, an unlimited number of class A common shares and an unlimited number of preferred shares. Except for meetings at which only holders of another specified class or series of our shares are entitled to vote separately as a class or series, each holder of the common shares and class A common shares is entitled to receive notice of, to attend and to vote at all meetings of our shareholders. Subject to the rights, privileges, restrictions and conditions attached to any other class of our shares, the holders of the common shares and class A common shares are also entitled to receive dividends if, as and when declared by our directors and are entitled to share equally in our remaining property of the upon our liquidation, dissolution or winding-up.

CERTAIN INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

          The following is a summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares acquired pursuant to this prospectus.

          This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

          No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

          This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

          For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

          For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) of the acquisition, ownership, and disposition of Common Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

          This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; or (i) U.S. Holders that own (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of shares of the Corporation entitled to vote. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

          If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

          This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, or any U.S. state and local or (except as specifically discussed below in “Canadian Federal Income Tax Considerations for United States Residences”) foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of Common Shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

Distributions on Common Shares

          General Taxation of Distributions

          Subject to the “passive foreign investment company” rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Corporation, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and, (b) thereafter, as gain from the sale or exchange of such Common Shares. (See “Disposition of Common Shares” below).

          Reduced Tax Rates for Certain Dividends

          For taxable years beginning before January 1, 2011, a dividend paid by the Corporation generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Corporation is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.”

          The Corporation generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) the Corporation is incorporated in a possession of the U.S., (b) the Corporation is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) the Common Shares are readily tradable on an established securities market in the U.S. However, even if the Corporation satisfies one or more of such requirements, the Corporation will not be treated as a QFC if the Corporation is a “passive foreign investment company” (as defined below) for the taxable year during which the Corporation pays a dividend or for the preceding taxable year. In 2003, the U.S. Department of the Treasury (the “Treasury”) and the IRS announced that they intended to issue Treasury Regulations providing procedures for a foreign corporation to certify that it is a QFC. Although these Treasury Regulations have not yet been issued, the Treasury and the IRS have confirmed their intention to issue these Treasury Regulations. It is expected that these Treasury Regulations will obligate persons required to file information returns to report a dividend paid by a foreign corporation as a dividend from a QFC if the foreign corporation has, among other things, certified under penalties of perjury that the foreign corporation was not a “passive foreign investment company” for the taxable year during which the foreign corporation paid the dividend or for the preceding taxable year.

          As discussed below, the Corporation expects that it will be a “passive foreign investment company” for its current taxable year, and the Corporation expects that it will be a “passive foreign investment company” for one or more subsequent taxable years. (See “Additional Rules that May Apply to U.S. Holders—Passive Foreign Investment Corporation” below). Accordingly, the Corporation does not expect to be a QFC for its current taxable year, and the Corporation may not be a QFC for subsequent taxable years.

          If the Corporation is not a QFC, a dividend paid by the Corporation to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the dividend rules.

          Distributions Paid in Foreign Currency

          The amount of a distribution received on the Common Shares in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

          Dividends Received Deduction

          Dividends received on the Common Shares generally will not be eligible for the “dividends received deduction”. The availability of the dividends received deduction is subject to complex limitations that are beyond the scope of this summary, and a U.S. Holder that is a corporation should consult its own tax advisor regarding the dividends received deduction.

Disposition of Common Shares

          A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted tax basis in the Common Shares sold or otherwise disposed of. Subject to the “passive foreign investment company” rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year.

          Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit

          A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends received on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a taxable year.

          Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income (including “passive income,” “high withholding tax interest,” “financial services income,” “general income,” and certain other categories of income). Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as “U.S. source” for purposes of applying the foreign tax credit rules. Dividends received on the Common Shares generally will be treated as “foreign source” and generally will be categorized as “passive income” or, in the case of certain U.S. Holders, “financial services income” for purposes of applying the foreign tax credit rules. However, for taxable years beginning after December 31, 2006, the foreign tax credit limitation categories are reduced to “passive category income” and “general category income” (and the other categories of income, including “financial services income,” are eliminated). The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

          Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Common Shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Additional Rules that May Apply to U.S. Holders

          If the Corporation is a “passive foreign investment company” (as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares.

Passive Foreign Investment Company

          The Corporation generally will be a “passive foreign investment company” under Section 1297(a) of the Code (a “PFIC”) if, for a taxable year, (a) 75% or more of the gross income of the Corporation for such taxable year is passive income or (b) on average, 50% or more of the assets held by the Corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the Corporation is not publicly traded and either is a “controlled foreign corporation” or makes an election). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

          For purposes of the PFIC income test and asset test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Corporation from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

          The Corporation expects that it will be a PFIC for its current taxable year, and the Corporation expects that it will be a PFIC for one or more subsequent taxable years. The determination of whether the Corporation will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. In addition, whether the Corporation will be a PFIC for its current taxable and each subsequent taxable year depends on the assets and income of the Corporation over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that the Corporation will not be a PFIC for any taxable year.

          Default PFIC Rules Under Section 1291 of the Code

          If the Corporation is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether such U.S. Holder makes an election to treat the Corporation as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

          A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any excess distribution received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

          Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, and any excess distribution received on the Common Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the Common Shares (other than years prior to the first taxable year of the Corporation beginning after December 31, 1986 for which the Corporation was not a PFIC) will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for the Common Shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

          If the Corporation is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Common Shares, the Corporation will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Corporation ceases to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold on the last day of the last taxable year for which the Corporation was a PFIC.

          QEF Election

          The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election generally will be “timely” if it is made for the first year in a U.S. Holder’s holding period for the Common Shares in which the Corporation is a PFIC. In this case, a U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents with such U.S. Holder’s U.S. federal income tax return for such first year. However, if the Corporation was a PFIC in a prior year in a U.S. Holder’s holding period for the Common Shares, then in order to be treated as making a “timely” QEF Election, such U.S. Holder must elect to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the Common Shares were sold on the qualification date for an amount equal to the fair market value of the Common Shares on the qualification date. The “qualification date” is the first day of the first taxable year in which the Corporation was a QEF with respect to such U.S. Holder. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

          A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the Corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the Corporation is not a PFIC. Accordingly, if the Corporation becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the Corporation qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder’s direct and indirect interest in the Common Shares. Accordingly, if such U.S. Holder reacquires an interest in the Corporation, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the Corporation is a PFIC.

          A U.S. Holder that makes a timely QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. For example, a U.S. Holder that makes a timely QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

          However, for each taxable year in which the Corporation is a PFIC, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Corporation, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the Corporation, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Corporation is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Corporation. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

          A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Corporation to the extent that such distribution represents “earnings and profits” of the Corporation that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.

          The Corporation currently intends to provide, for each taxable year that the Corporation is a PFIC, each U.S. Holder that has made a QEF Election with (a) a “PFIC Annual Information Statement” as described in Treasury Regulation Section 1.1295 -1(g) and (b) all additional information that such U.S. Holder is required to obtain in connection with maintaining such QEF Election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

          Mark-to-Market Election

          A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on a qualified exchange or other market. For this purpose, a “qualified exchange or other market” includes (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934 (the “Exchange Act”), or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, surveillance, and other requirements designed to prevent fraudulent and manipulative acts and practices, remove impediments to and perfect the mechanism of a free, open, fair, and orderly market, and protect investors (and the laws of the country in which the foreign exchange is located and the rules of the foreign exchange ensure that such requirements are actually enforced) and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If the Common Shares are traded on such a qualified exchange or other market, the Common Shares generally will be “regularly traded” for any calendar year during which the Common Shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

          A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

          A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for the Common Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

          A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the Corporation is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares over (ii) the fair market value of such Common Shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

          A U.S. Holder that makes a Mark-to-Market Election generally will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

          Other PFIC Rules

          Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (such as gifts and exchanges pursuant to tax-deferred reorganizations under Section 368 of the Code). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.

          Certain additional adverse rules will apply with respect to a U.S. Holder if the Corporation is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

          The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Canadian Federal Income Tax Considerations for United States Residents

          The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of Common Shares by a holder, (a) who for the purposes of the Income Tax Act (Canada) (the “Tax Act”) at all relevant times, is not resident or deemed to be in Canada, deals at arm’s length and is not affiliated with us for the purpose of the Tax Act, holds the Common Shares as capital property and does not use or hold the Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, for the purposes of the

Canada - United States Income Tax Convention (the “Convention”) at all relevant times, is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention. Common Shares will generally be considered to be capital property to a holder unless such shares are held in the course of carrying on a business, or in an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a “U.S. Holder” or “U.S. Holders” and this summary only addresses the tax considerations to such U.S. Holders. The summary does not deal with special situations, such as the particular circumstances of traders or dealers, limited liability companies, tax exempt entities, insurers or financial institutions. Such holders should consult their own tax advisors.

          This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof (“Regulations”), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current provisions of the Convention and the current administrative practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or administrative practices whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of the U.S. or of any other jurisdiction outside Canada.

          For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares must be converted into Canadian dollars based on the relevant exchange rate applicable thereto.

          This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder and no representation with respect to the federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. The tax liability of a U.S. Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

          Amounts paid or credited or deemed to be paid or credited to a U.S. Holder as, on account or in lieu of payment, or in satisfaction of, dividends on Common Shares will be subject to Canadian withholding tax on the gross amount of the dividends. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of our voting stock at that time in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

          A U.S. Holder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares, provided that the shares do not constitute “taxable Canadian property” to the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under the Convention. Generally, Common Shares will not constitute taxable Canadian property to a U.S. Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the TSX and AMEX) at the time of the disposition and, during the 60-month period immediately preceding the disposition, the U.S. Holder, persons with whom the U.S. Holder does not deal at arm’s length, or the U.S. Holder together with all such persons has not owned 25% or more of the issued shares of any series or class of our capital stock.

          If the Common Shares constitute taxable Canadian property to a particular U.S. Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if at the time of disposition the Common Shares do not derive their value principally from real property situated in Canada.

PLAN OF DISTRIBUTION

          The Selling Shareholders are entitled to the benefits of a registration rights agreement entered into as of December 19, 2006 or December 22, 2006, as applicable, between each of the Selling Shareholders and us (the “Registration Rights Agreement”), pursuant to which we agreed to file this short form prospectus as a base shelf prospectus with the Ontario Securities Commission and the Manitoba Securities Commission under the Canadian shelf prospectus system and a registration statement including this short form prospectus with the SEC under the Securities Act (the “Shelf Registration Statement”) covering resales in the United States and Canada of the Common Shares.

          All shelf information omitted from this base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to purchasers together with this base shelf prospectus. Each shelf prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the shelf prospectus supplement and only for the purposes of the distribution to which the shelf prospectus supplement pertains.

          The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Common Shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales effected after the date of this short form prospectus;

  close out short positions and return borrowed shares in connection with such short sales;

  broker-dealers may agree with the Selling Shareholders to sell a specified number of such Common Shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

          The Selling Shareholders may also sell Common Shares under Rule 144 or Rule 904 under the Securities Act, if available, rather than under this short form prospectus.

          Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Shares from time to time under this short form prospectus, or under an amendment or supplement to this short form prospectus amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this short form prospectus.

          Upon the Corporation being notified in writing by a Selling Shareholder that any material agreement has been entered into with a broker-dealer for the sale of Common Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this short form prospectus will be filed, if required, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Common Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this short form prospectus, and (vi) other facts material to the transaction. In addition, upon the Corporation being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 Common Shares, a supplement to this short form prospectus will be filed if then required in accordance with applicable securities laws.

          The Selling Shareholders also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this short form prospectus.

          The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholder. Each Selling Shareholder has represented and warranted to the Corporation that it acquired the securities subject to the registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

          The Corporation has advised each Selling Shareholder that it may not use shares registered on the Shelf Registration Statement to cover short sales of Common Shares made prior to the date on which the Shelf Registration Statement shall have been declared effective by the SEC. If the Selling Shareholders use this short form prospectus for any sale of the Common Shares, they will be subject to the prospectus delivery requirements of the Securities Act and Canadian securities legislation. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective shares under the Shelf Registration Statement.

          We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Shares offered by this short form prospectus.

          No underwriter or dealer involved in an “at the market distribution” as defined under applicable Canadian securities legislation, no affiliate of such an underwriter or dealer and no person acting jointly or in concert with such an underwriter or dealer has over-allotted, or will over-allot, securities in connection with the distribution to effect any other transactions that are intended to stabilize or maintain the market price of the securities.

          In connection with any distribution of the Common Shares, other than an “at the market distribution”, the underwriters, if any, may allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

          Our outstanding Common Shares are listed on the AMEX and the TSX. The TSX and AMEX have conditionally approved the listing of the Common Shares, subject to us fulfilling their requirements.

LEGAL MATTERS

           Lang Michener LLP, our counsel, acted for us in connection with this short form prospectus.

AUDITOR, TRANSFER AGENT AND REGISTRAR

          Our auditor is KPMG LLP, Chartered Accountants, One Lombard Place, Winnipeg, Manitoba R3B 0X3.

          The transfer agent and registrar for our common shares is Computershare Trust Company of Canada, at its principal offices in Toronto and Calgary.

WHERE YOU CAN FIND MORE INFORMATION

          We are a public company and file annual, quarterly and special reports, proxy statements and other information with Canadian securities regulatory authorities and the SEC. You may read and copy any document we file at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881. While we are subject to the informational requirement of the Exchange Act, as a foreign private issuer we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal stockholders are exempt from reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

DOCUMENTS INCORPORATED BY REFERENCE

          Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents so incorporated by reference may be obtained on request without charge from our Chief Financial Officer, at 4-1200 Waverley Street, Winnipeg, Manitoba, Canada, R3T 0P4 (Telephone: (204) 487-7412). Copies may also be obtained through the internet at www.sedar.com.

          The following documents, filed with the provincial securities commissions or similar authorities in Canada, are specifically incorporated by reference and form an integral part of this short form prospectus:

1.	our annual report on Form 20-F, dated August 10, 2006, for the year ended May 31, 2006;

2.	our management proxy circular, dated August 14, 2006, prepared in connection with the October 11, 2006 annual and special meeting of our shareholders;

3.	our audited comparative consolidated annual financial statements for the years ended May 31, 2006 and May 31, 2005 together with the notes thereto and the auditors’ report thereon;

4.	our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the financial year ended May 31, 2006;

5.	our unaudited comparative consolidated interim financial statements for the three month period ended August 31, 2006;

6.	our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three month period ended August 31, 2006; and

7.	our material change reports dated December 22, 2006 and December 28, 2006 with respect to the Private Placement.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed in its unmodified or superseded form to constitute a part of this short form prospectus.

DOCUMENTS FILED WITH THE SEC AND INCORPORATED BY REFERENCE

          The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this short form prospectus, and later information filed with the SEC will be updated and supersede information previously filed. The following documents have been filed with the SEC as part of the Shelf Registration Statement of which this short form prospectus forms a part and are incorporated by reference and form an integral part of this short form prospectus: the documents referred to under the heading “Documents Incorporated by Reference”; consent of KPMG LLP; supplementary information relating to reconciliation with United States generally accepted accounting principles in respect of the audited statements of Medicure Inc. for the years ended May 31, 2006, 2005 and 2004 and the unaudited interim financial statements of Medicure Inc. for the 3 month periods ended August 31, 2006 and 2005; and powers of attorney from directors and officers.

CURRENCY EXCHANGE RATES

           All references to dollars are expressed in Canadian funds unless otherwise indicated. On January 5, 2007 the noon exchange rate for the conversion of U.S. dollars was CDN$1.00 = US$0.8498. The following table sets for the high and low rates of exchange of U.S. dollars into Canadian dollars for each month during the previous six months and the average rates for our most recent fiscal years. All rates are based exchange rates published by the Bank of Canada.

	High for period	Low for period	Average
			for period
	(US$ per CDN$1.00)
Recent months

November, 2006	0.87830	0.88208	0.88013
October, 2006	0.88813	0.88364	0.88605
September, 2006	0.89836	0.89359	0.89592
August, 2006	0.89626	0.89123	0.89424
July, 2006	0.88880	0.88309	0.88555
June, 2006	0.90092	0.89449	0.89779

Fiscal years ended May 31,

2006	0.90134	0.80631	0.85221
2005	0.84926	0.72611	0.79353

EXEMPTION FROM NATIONAL INSTRUMENT 44-102

          We requested an exemption from Part 9 of National Instrument 44-102 because the number of common shares that may be distributed by the selling shareholders exceeds the 10% restriction contained in section 9.1(1) of National Instrument 44-102. The final receipt to be issued for this prospectus will be evidence of the relief granted by the Manitoba Securities Commission and the Ontario Securities Commission in this regard. This prospectus qualifies the resale of 23,907,652 common shares which represent 19.90% of our issued and outstanding common shares, based on 120,157,450 of our common shares outstanding on December 21, 2006, giving effect to the sale of 23,907,652 Common Shares to the Selling Shareholders in the Private Placement (including the potential issuance of up to 3,984,608 Warrant Shares assuming full exercise of the Warrants).

PURCHASERS’ STATUTORY RIGHTS

          Securities legislation in the Provinces of Manitoba and Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a short form prospectus and any amendment. Manitoba and Ontario securities legislation further provides a purchaser with remedies for rescission or damages if the short form prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by Manitoba and Ontario securities legislation. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

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AUDITORS’ CONSENT

We have read the short form base shelf prospectus of Medicure Inc. (the Corporation), dated January 5, 2007 relating to the issue and sale of common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at May 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for each of the years in the two-year period ended May 31, 2006. Our report is dated June 30, 2006, except as to Note 11, which is as of August 9, 2006.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the directors of the Corporation on the consolidated balance sheets of the Corporation as at May 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended May 31, 2006 and for the cumulative period from inception on September 15, 1997 to May 31, 2006. Our report is dated June 30, 2006, except as to Note 11, which is as of August 9, 2006.

/s/ KPMG LLP

Chartered Accountants

Winnipeg, Canada

January 5, 2007

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CERTIFICATE OF MEDICURE INC.

Dated: January 5, 2007

          This short form prospectus, together with the documents incorporated in this short form prospectus by reference, will, as of the date of the last supplement to this short form prospectus relating to the securities offered by this short form prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus and the supplement(s) as required by the securities legislation of the Provinces of Ontario and Manitoba.

/s/ Albert D. Friesen	/s/ Derek G. Reimer
President and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

/s/ Gerald P. McDole	/s/ Arnold Naimark
Director	Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

          The Registrant is organized pursuant to the provisions of the Canada Business Corporations Act, as amended (the “CBCA”). Section 124 of the CBCA provides as follows:

1.

Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

2.

Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

3.	Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:

(a)

acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

	(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

4.

Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

5.

Right to Indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

	(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

	(b)	fulfils the conditions set out in subsection (3).

6.	Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual:

	(a)	in the individual's capacity as a director or officer of the corporation; or

	(b)	in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

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7.

Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

8.

Notice to Director. An applicant under subsection (7) shall give the Director appointed under the CBCA notice of the application and the Director appointed under the CBCA is entitled to appear and be heard in person or by counsel.

9.	Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

          The Registrant’s By-laws provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the CBCA.

          The Registrant’s By-laws also provide that the Registrant may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving, at the request of the Registrant, as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Registrant, and with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Registrant, or, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

          The Registrant’s By-laws also provide that to the extent that a person who is or was an employee or agent of the Registrant has achieved complete or substantial success as a defendant in any action, suit or proceeding indemnified against as described above, he shall be indemnified against all costs, charges and expenses actually and reasonably incurred by him in connection therewith.

          The Registrant maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers except where the liability relates to the person's failure to act honestly and in good faith and with a view to the best interests of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits.

          The Exhibits to this Registration Statement are listed in the Exhibit Index which appears elsewhere herein.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

          The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

          Concurrently with the filing of this Registration Statement, the Registrant has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Province of Manitoba, Country of Canada, on this 5th day of January, 2007 .

MEDICURE INC.

By:	/s/ Albert D. Friesen
Name: Albert D. Friesen, PhD
Title: President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 5th day of January, 2007.

Signature	Title

/s/ Albert D. Friesen	President and Chief Executive Officer and
Albert D. Friesen, PhD	Director (Principal Executive Officer)

/s/ Derek G. Reimer	Chief Financial Officer (Principal Financial
Derek G. Reimer	Officer and Principal Accounting Officer)

*
Gerald P. McDole	Director

*
Arnold Naimark, MD	Director

*
Peter Quick	Director

*
Kishore Kapoor	Director

* By:

/s/ Derek G. Reimer
Derek G. Reimer
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

          Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 5th day of January, 2007.

By:	/s/ Peter Quick
Name: Peter Quick
Title: Director

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EXHIBIT INDEX

Exhibit	Description

4.1	Annual Report dated August 10, 2006 (incorporated by reference to the Registrant’s annual report on Form 20-F for the fiscal year ended May 31, 2005 and filed with the Commission on August 16, 2006).

4.2

Audited comparative consolidated balance sheets as at May 31, 2006 and 2005 and consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended May 31, 2006, including the notes thereto and the report of independent registered public accounting firm thereon (incorporated by reference to the Registrant’s annual report on Form 20-F for the fiscal year ended May 31, 2006 and filed with the Commission on August 16, 2006).

4.3

Management’s discussion and analysis of financial condition and results of operations for the year ended May 31, 2006 (incorporated by reference to the registrant’s annual report on Form 20-F for the fiscal year ended May 31, 2006 and filed with the Commission on August 16, 2006).

4.4

Unaudited comparative interim consolidated financial statements as at and for the three-month period ended August 31, 2006, including the notes thereto (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on October 17, 2006).

4.5

Management’s discussion and analysis of financial condition and results of operations for the three -month period ended August 31, 2006 (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on October 17, 2006).

4.7

Management proxy circular dated August 14, 2006 in respect of the annual and special meeting of shareholders held on October 11, 2006 (excluding information which is not required to be incorporated by reference into the Canadian prospectus, namely the sections entitled “Report on Executive Compensation”, “Performance Graph” and “Statement of Corporate Governance Practices”) (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on September 11, 2006).

4.8

Supplemental note entitled “Item 18 – Reconciliation with United States Generally Accepted Accounting Principles” in respect of the registrant’s audited consolidated financial statements as at and for the years ended May 31, 2006 and 2005, including the report of independent registered public accounting firm thereon, and in respect of the registrant’s unaudited interim consolidated financial statements as at August 31, 2006 and for the three-month periods ended August 31, 2006 and 2005.

4.9

Material change report dated December 22, 2006 with respect to the private placement of common shares and warrants for gross proceeds of US$20.3 million (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on December 22, 2006).

4.10

Material change report dated December 28, 2006 with respect to the private placement of common shares and warrants for additional gross proceeds of US$5.6 million (incorporated by reference to the registrant’s Form 6-K furnished to the Commission on December 28, 2006).

5.1	Consent of KPMG LLP.

6.1	Powers of Attorney ( previously filed ).